Exhibit 10.1
FIRST AMENDMENT TO
MASTER REPURCHASE AGREEMENT
     THIS FIRST AMENDMENT TO MASTER REPURCHASE AGREEMENT (the “Amendment”), dated as of August 5, 2009, is made and entered into among NVR MORTGAGE FINANCE, INC., a Virginia corporation (the “Seller”), U.S. BANK NATIONAL ASSOCIATION (“U.S. Bank”), as agent (in such capacity, the “Agent”) and a Buyer, and the other Buyers (the “Buyers”).
RECITALS:
     A. The Seller and the Buyers are parties to that certain Master Repurchase Agreement dated as of August 5, 2008 (the “Repurchase Agreement”).
     B. The Seller and the Buyers now desire to extend the term of the Repurchase Agreement to August 3, 2010 and to amend certain provisions of the Repurchase Agreement as set forth herein.
     C. The Seller and U.S. Bank are parties to that certain Custody Agreement dated as of August 5, 2008 (the “Custody Agreement”) and wish to amend certain provisions of the Custody Agreement as set forth herein.
AGREEMENT:
     In consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, all parties hereto agree as follows (except with respect to Section 2.25 hereto, pursuant to which only the Seller and U.S. Bank agree):
     Section 1. Definitions. Capitalized terms used and not otherwise defined in this Amendment have the meanings specified in the Repurchase Agreement.
     Section 2. Amendments. The following amendments are hereby made to the Repurchase Agreement and the Custody Agreement:
     2.1 Definitions. The following definitions in Section 1.2 of the Repurchase Agreement are hereby amended and restated in their entireties to read as follows:
     “Buyers’ Margin Percentage” means
     (i) for all Eligible Loans except Jumbo Loans, ninety-seven percent (97%);
     (ii) for Jumbo Loans, ninety-five percent (95%); and

     (iii) for Wet Loans, the Buyer’s Margin Percentage for the underlying type of Purchased Loan which would apply if such Purchased Loan were a Dry Loan.
     “Funding Account” means the Seller’s non-interest bearing demand deposit account number 104756234332 maintained with U.S. Bank, into which the Agent may transfer funds (funds paid by the Buyers as Purchase Price) and from which the Agent is authorized to disburse funds to the Seller or its designee (such as its closing agents) for the funding of Transactions. The Funding Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers and shall be subject to the control of the Agent.
     “LIBOR Margin” shall mean 2.50%.
     “Maximum Aggregate Commitment” means the maximum Aggregate Outstanding Purchase Price that is allowed to be outstanding under this Agreement on any day, being the amount set forth in Schedule BC in effect for that day. The Maximum Aggregate Commitment on the Effective Date is One Hundred Million Dollars ($100,000,000). If and when some or all of the Buyers then party to this Agreement agree in writing to increase their Committed Sums, or if a new Buyer or Buyers joins the syndicate of Buyers, or if there is both such an increase and a new Buyer’s joinder, or if the Seller reduces the Committed Sums pursuant to this Agreement, or if the Seller and the Buyers then party to this Agreement agree in writing to decrease the Committed Sums, the Agent shall execute an updated Schedule BC reflecting the new Maximum Aggregate Commitment and deliver it to the Seller and the Buyers, and that updated Schedule BC shall thereupon be substituted for and supersede the prior Schedule BC.
     “Pricing Rate” means the Balance Funded Rate, the LIBOR Rate (or, if applicable under Section 6.7, the Alternate Base Rate) plus the LIBOR Margin or the Default Pricing Rate, as determined under this Agreement; provided that the Pricing Rate (except with respect to the Balance Funded Rate) shall not be less than four and one-half percent (4.50%).
     “Pro Rata” means in accordance with the Buyers’ respective ownership interests in the Purchased Loans. On any day, the Buyers will each own an undivided fractional ownership interest in and to each Purchased Loan:
     (i) if the Commitments of the Buyers are outstanding on that day, (x) whose numerator is that Buyer’s Committed Sum for that day and (y) whose denominator is the Maximum Aggregate Commitment for that day; or
     (ii) if the Commitments have expired or have been terminated and have not been reinstated, (x) whose numerator is the aggregate sum of the portions of the Purchase Prices paid by that Buyer in all Transactions outstanding on that day and (y) whose denominator is the aggregate sum of the Purchase Prices paid by all Buyers in all such Transactions outstanding on the day;
     subject to adjustment as provided in Section 3.11.

     “Repurchase Settlement Account” means the Seller’s non-interest bearing demand deposit account number 104756234357 maintained with U.S. Bank, to be used for (a) the Agent’s and the Buyers’ deposits of Purchase Price payments for Purchased Loans (including any Swing Line Purchases) to the extent not deposited directly in the Funding Account, (b) any principal payments received by the Agent or the Custodian (other than regular principal and interest payments) on any Purchased Loans; (c) the Agent’s deposit of Repurchase Price payments received from the Seller or from an Approved Investor for the Seller’s account for distribution to the Buyers and (d) only if and when (i) no Default has occurred unless it has been either cured by the Seller or waived in writing by the Agent (acting with the requisite consent of the Buyers as provided in this Agreement) and (ii) no Event of Default has occurred unless the Agent has declared in writing that it has been cured or waived, transfer to the Operating Account of proceeds of sales or other dispositions of Purchased Loans to an Approved Investor in excess (if any) of the Repurchase Price of such Purchased Loan. The Repurchase Settlement Account is (and shall continuously) constitute collateral for the Obligations. The Repurchase Settlement Account shall be subject to setoff by the Agent for Pro Rata distribution to the Buyers. The Repurchase Settlement Account shall be a blocked account from which the Seller shall have no right to directly withdraw funds, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Agent (acting with the requisite consent of the Buyers as provided herein), although under the circumstances described in clause (d) of the preceding sentence and subject to the conditions specified in that clause, the Agent shall use diligent and reasonable efforts to cause amounts in excess of the applicable Repurchase Prices that are deposited to the Repurchase Settlement Account before 3:00 PM on a Business Day to be transferred to the Operating Account on that same Business Day or on the Business Day thereafter when the Agent next determines the Buyers’ Pro Rata shares of such Purchase Price payment amounts or Repurchase Prices received.
     “Swing Line Limit” means, for any day, (i) the Committed Sum of U.S. Bank, minus (ii) U.S. Bank’s Funding Share of the Purchase Prices for all Purchased Loans included in all Open Transactions, being the maximum amount that may be funded and outstanding on that day under the Swing Line.
     “Termination Date” means the earlier of (i) August 3, 2010, or (ii) the date when the Buyers’ Commitments are terminated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.
     “Wet Loan” means a Purchased Loan originated and owned by the Seller immediately prior to being purchased by the Buyers:
     (a) that has been closed on or prior to the Business Day on which the Purchase Price is paid therefore, by a title agency or closing attorney, is fully funded and would qualify as an Eligible Loan except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Seller to sell it pursuant to this Agreement without restriction;

     (b) that the Seller reasonably expects to fully qualify as an Eligible Loan when the original Basic Papers have been received by the Custodian;
     (c) as to which the Seller actually and reasonably expects that such full qualification can and will be achieved on or before five (5) Business Days after the relevant Purchase Date; and
     (d) for which the Seller has delivered to the Custodian a Mortgage Loan Transmission File on or before the Purchase Date, submission of which to the Custodian shall constitute the Seller’s certification to the Custodian, the Buyers and the Agent that a complete File as to such Purchased Loan, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Purchased Loan, the Seller or that such File has been or will be shipped to the Custodian.
     Each Wet Loan that satisfies the foregoing requirements shall be an Eligible Loan subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers, to the Custodian on or before five (5) Business Days after the relevant Purchase Date. Each Wet Loan sold by the Seller shall be irrevocably deemed purchased by the Buyers and shall automatically become a Purchased Loan effective on the date of the related Transaction, and the Seller shall take all steps necessary or appropriate to cause the sale to the Buyers and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such Purchased Loan to be physically delivered to the Custodian within five (5) Business Days after the relevant Purchase Date, and, if requested by the Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Purchased Loan of the Buyers’ purchase of such Purchased Loan. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan such Purchased Loan shall no longer be considered a Wet Loan.
     2.2 New Definitions. The following definitions are added to Section 1.2 of the Repurchase Agreement in the appropriate alphabetical order:
     “Additional Covenant” means any affirmative or negative covenant, or other agreement, term or condition relating to the Seller or any of its Subsidiaries, contained in any mortgage loan repurchase or warehouse loan transaction to which any of the Buyers is not a party and which is more restrictive on the Seller or such Subsidiary or more beneficial to the lender or buyer, as the case may be, under such agreement than the covenants, agreements, terms and conditions relating to the Seller or such Subsidiary contained in this Agreement.
     “Additional Pricing Term” means any pricing agreement, term or condition contained in any mortgage loan repurchase or warehouse loan transaction to which any of the Buyers is not a party and which is more favorable to the lender or the buyer, as the case may be, under such agreement than the pricing agreements, terms and conditions contained in this Agreement.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate in effect on such day, and (ii) the sum of the Federal Funds Rate for such day plus 1/2% per annum.
     “Defaulting Buyer” means any Buyer, as determined by the Agent, that has (a) failed to fund any portion of its Transactions (including any Swing Line Transactions syndicated pursuant to Section 2.5) within one Business Day of the date required to be funded by it hereunder, (b) notified the Seller, the Agent or any Buyer in writing that it does not intend to comply with any of its funding obligations under this Agreement, unless, in the case of this clause (b), such obligation is the subject of a good faith dispute, (c) failed, within one Business Day after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Transactions and participations in then outstanding Swing Line Transactions, unless, in the case of this clause (c), such obligation is the subject of a good faith dispute, (d) otherwise failed to pay over to the Agent or any other Buyer any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Buyer shall not become a Defaulting Buyer solely as a result of (x) the acquisition or maintenance of an ownership interest in such Buyer or a Person controlling such Buyer or (y) the exercise of control over a Buyer or a Person controlling a Buyer, in each case by a Governmental Authority.
     “First Amendment” shall mean that certain First Amendment to Master Repurchase Agreement dated as of August 4, 2009 by and among Seller, Agent and the other Buyers thereto.
     “Swing Line Buyer” shall mean U.S. Bank in its role as Buyer for Swing Line Transactions hereunder.
     2.3 Deleted Definitions. The definition of “Nonfunding Buyer” in the Repurchase Agreement is hereby deleted from Section 1.2 of the Agreement, and the phrase “Nonfunding Buyer” is hereby replaced with the phrase “Defaulting Buyer” wherever it appears in the Repurchase Agreement.
     2.4 Increase in Maximum Aggregate Commitment. Section 2.3 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     2.3. Request for Increase in Maximum Aggregate Commitment. If the Seller shall request in writing to the Agent an increase in the Maximum Aggregate Commitment to a specified amount up to One Hundred Twenty Five Million Dollars ($125,000,000),

the Agent shall use its best efforts to obtain increased Committed Sums from existing Buyers, new Commitments from prospective new Buyers or such combination thereof as the Agent shall elect, to achieve such requested increase; provided that (i) such written request by the Seller is delivered to the Agent at least ten (10) Business Days before the requested effective date of the increase and (ii) no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Agent has not declared in writing to have been waived or cured. If an increase in the Maximum Aggregate Commitment is achieved, then (i) the Pro Rata ownership interest in the Purchased Loans of each Buyer (if any) that does not proportionately increase its Committed Sum shall, following funding by the new Buyers, automatically be reduced and adjusted proportionately and (ii) Schedule BC shall be updated and the update executed and delivered by the Agent to the Seller and each of the Buyers and, effective as of the date specified on such update, shall each automatically supersede and replace the then-existing corresponding schedule for all purposes.
     2.5 Syndication of Purchases. Section 3.2 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     3.2 Syndication of Purchases. U.S. Bank shall notify each Buyer no later than 2:00 p.m. on each Swing Line Refunding Due Date of such Buyer’s Funding Share of the Swing Line Transactions that are to be converted to Regular Transactions on such date. If at the time each such Swing Line Transaction was funded, U.S. Bank reasonably believed that all of the conditions set forth in Section 2.5 were satisfied in all material respects, then the other Buyers shall be (subject to the provisions of this Agreement and the other Repurchase Documents) unconditionally and irrevocably obligated to timely fund their respective Funding Shares of such Transactions, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the Buyers’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever, so that (a) the Swing Line is paid down by the required amount on each Swing Line Refunding Due Date and (b) all Swing Line Transactions are converted to Regular Transactions with each Buyer having funded its Funding Share thereof. All Price Differential accrued on Swing Line Transactions to the applicable Swing Line Refunding Due Date shall be due and payable by the Seller to the Agent (for distribution to U.S. Bank) within two (2) Business Days after the Agent bills the Seller for such Price Differential (which billing shall occur monthly) but in no event later than the Termination Date. All amounts due from the Buyers under this Section 3.2 shall be transmitted by federal funds wire transfer in accordance with the Agent’s instructions. The Agent shall disburse to U.S. Bank an amount equal to the sum of the Funding Shares received from the Buyers on any day against each Transaction that was initially funded as a Swing Line Transaction (excluding U.S. Bank’s own Funding Share thereof); provided that if a Buyer other than U.S. Bank advises the Agent by telephone and confirms the advice by fax that such Buyer has placed all of its Funding Share on the federal funds wire to the account designated by the Agent, the Agent shall continue to keep the Swing Line Transaction outstanding to the extent of that Buyer’s Funding Share so wired until such Buyer’s Funding Share is received, and the Agent shall then repay U.S. Bank that still-outstanding portion of the

Swing Line Transaction from such funds, and the Price Differential accrued at the Pricing Rate(s) applicable to the Transaction on that Funding Share for the period from (and including) the relevant Swing Line Refunding Due Date to (but excluding) the date such Buyer’s Funding Share is received by the Agent shall belong to U.S. Bank; provided, further that in no event shall U.S. Bank have any obligation to continue such portion of any Swing Line Transaction outstanding if and to the extent, if any, that doing so would cause the total amount funded by U.S. Bank and outstanding to exceed the Swing Line Limit. If any Buyer fails to transmit any funds required under this Section 3.2 so that such funds are received in accordance with the Agent’s instructions by 4:00 p.m. on the Swing Line Refunding Due Date (i.e., excluding any such failure caused by a federal funds wire delay), then that Buyer shall also be obligated to pay to U.S. Bank Price Differential on the Funding Share so due from such Buyer to U.S. Bank at the Federal Funds Rate from (and including) such Swing Line Refunding Due Date to (but excluding) the date of payment of such Funding Share.
     2.6 Repurchase After a Disqualifier. Section 3.4(b) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     (b) Repurchase After a Disqualifier. If any Disqualifier occurs in respect of a Purchased Loan and such Disqualifier results in a Margin Deficit, the Seller shall immediately, without the need for prior notice or demand by the Agent, transfer cash, Additional Purchased Loans or a combination of cash and Additional Purchased Loans to the Agent in an amount sufficient to eliminate such Margin Deficit in accordance with Section 6.1. Thereafter, the Repurchase Price of such Purchased Loan will be deemed to be zero and the Seller may at any time repurchase such Purchased Loan pursuant to Section 3.4(c).
     2.7 Defaulting Buyers. Article 3 of the Repurchase Agreement is hereby amended by adding the following Section 3.11 immediately after section 3.10:
     3.11. Defaulting Buyers. Notwithstanding any provision of this Agreement to the contrary, if any Buyer becomes a Defaulting Buyer, then the following provisions shall apply for so long as such Buyer is a Defaulting Buyer:
     (a) Facility Fees and Non-usage Fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Buyer pursuant to Section 9.1;
     (b) The Commitment of and the outstanding Purchase Prices paid by such Defaulting Buyer shall not be included in determining whether all Buyers or the Required Buyers have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 22.4), provided that any waiver, amendment, modification or action requiring the consent of all Buyers (including without limitation, any waiver, amendment, modification or action under Section 22.3 hereof), and any waiver, amendment, modification or action (other than actions under this Section 3.11) which affects such Defaulting Buyer differently than other affected Buyers shall require the consent of such Defaulting Buyer;
     (c) The respective ownership interests of both (i) the Defaulting Buyer and (ii) the Buyer (or Buyers) that funded the Defaulting Buyer’s Funding Share(s) of any Transaction shall be proportionately decreased and increased, respectively, to the same extent as if their respective Committed Sums were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;
     (d) If no other Buyer funds any of the Defaulting Buyer’s Funding Share, then the Pro Rata ownership interests of the Buyers in the Purchased Loans shall be changed, so that each Buyer’s Pro Rata ownership interest in the Purchased Loans is equal to the ratio of (i) the sum of the portions of the Purchase Prices paid by that Buyer in all Open Transactions on that day to (ii) the total of the Purchase Prices paid by all Buyers in all Open Transactions on that day, but the Defaulting Buyer’s share of all subsequent distributions of any Repurchase Price and Margin Deficit payments shall be paid to the other Buyers, pro rata among them in the ratio that the Pro Rata ownership interest in the Purchased Loans owned by each bears to the aggregate Pro Rata ownership interests in the Purchased Loans of all such other Buyers, and the Buyers’ respective Pro Rata ownership interests in the Purchased Loans shall be readjusted after each such payment, until their Pro Rata ownership interests are restored to what they were before any Defaulting Buyer failed to fund. Notwithstanding any such changes in the Buyers’ Pro Rata ownership interests in any Purchased Loan due to any Buyer’s failure to fund its Funding Share(s) of any Transaction, such failure to fund shall not diminish (nor shall it increase except at a Buyer’s election pursuant to Section 2.1 hereof) any Buyer’s Funding Share(s) for subsequent Transactions.
     (e) Any amount payable to such Defaulting Buyer hereunder (whether on account of Repurchase Price, Price Differential, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Buyer pursuant to Section 20.2 but excluding Section 6.4) shall, in lieu of being distributed to such Defaulting Buyer, be retained by the Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Agent (i) first, to the payment of any amounts due and owing by such Defaulting Buyer to the Agent hereunder, (ii) second, pro rata, to the payment of any amounts due and owing by such Defaulting Buyer to the Swing Line Buyer hereunder, (iii) third, to the funding of any Transaction or the funding of any participating interest in any Swing Line Transaction in respect of which such Defaulting Buyer has failed to fund its portion thereof as required by this Agreement, as determined by the Agent, (iv) fourth, if so determined by the Agent and the Seller, held in such account as cash collateral for future funding obligations of the Defaulting Buyer under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to the Seller or the Buyers as a result of any judgment of a court of competent jurisdiction obtained by any Seller or any Buyer against such Defaulting Buyer as a result of such Defaulting Buyer’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Buyer or as otherwise directed by a court of competent jurisdiction; provided, that if such payment is (x) a Purchase Price Decrease and (y) made at a time when the conditions set forth in Section 14.2 are satisfied, such payment shall be applied solely to reduce the Purchase Prices owed to all Buyers that are not Defaulting Buyers Pro Rata prior to being applied to any Purchase Prices owed to, any Defaulting Buyer. Notwithstanding anything to the contrary herein, as between the Seller and any Defaulting Buyer, if any payment made by the Seller that would otherwise be payable to a Defaulting Buyer is retained by the Agent and applied as provided in this Section 3.11(f), the Seller’s Obligations to such Defaulting Buyer shall be deemed satisfied to the extent of such payment and the Defaulting Buyer shall not be entitled to ask for or receive any additional amounts (including without limitation, Price Differential) from Seller with respect to such payment.
In the event that the Agent, the Seller and the Swing Line Buyer all agree that a Defaulting Buyer has adequately remedied all matters that caused such Buyer to be a Defaulting Buyer, then the Swing Line Exposure of the Buyers shall be readjusted to reflect the inclusion of such Buyer’s Commitment and on such date such Buyer shall purchase from the other Buyers at par a portion of the Open Transactions as the Agent shall determine may be necessary in order for such Buyer to participate in such Open Transactions in accordance with its Pro Rata share. For purposes of this Section 3.11, “Swing Line Exposure” shall mean, with respect to any Buyer at any time, such Buyer’s Pro Rata share of the aggregate Purchase Prices of all Swing Line Transactions outstanding at such time.
Nothing contained in the foregoing shall be deemed to constitute a waiver by the Seller of any of its rights or remedies (whether in equity or law) against any Buyer which fails to fund any Transaction hereunder at the time or in the amount required to be funded under the terms of this Agreement.
     2.8 Pricing Rate. Section 5.1 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     5.1 Pricing Rate. Except as otherwise specified in this Section, the Pricing Rate to be applied to the Purchase Prices of Purchased Loans to determine the Price Differential in all Open Transactions shall be the LIBOR Rate plus the LIBOR Margin applicable from time to time (in each case computed annually); provided that the Pricing Rate (except with respect to the Balance Funded Rate) shall not be less than four and one-half percent (4.50%).
     2.9 Separate Agreements. Article 5 of the Repurchase Agreement is hereby amended by adding the following Section 5.8 immediately after section 5.7:
     5.8. Separate Agreements. The provisions of Sections 5.2 through 5.5 shall not apply if a particular Buyer and the Seller agree otherwise by separate agreement with respect to adjustments to such Buyer’s Price Differential based on Qualifying Balances.

Any such Buyer shall promptly inform the Agent of the separate agreement (although the terms may remain confidential) and thereafter shall invoice the Seller separately for the Price Differential due pursuant to such separate agreement (and the Agent shall not invoice the Seller for Price Differential due such Buyer hereunder).
     2.10 Provisions Relating to LIBOR Rate. Section 6.7 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
6.7.	Provisions Relating to LIBOR Rate. If:

(i)	the Agent or the Required Buyers determine that deposits in United States dollars (in the applicable amounts) are not available to such Buyers in the relevant market;

(ii)	the Agent and the Required Buyers determine that the LIBOR Rate applicable to the LIBOR Segments, is not ascertainable or does not adequately and fairly reflect the cost of making, maintaining or funding any Transaction based on the LIBOR Rate; or

(iii)	any Buyer has notified the Agent that the adoption of, or any change in, any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Buyer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for such Buyer to make, maintain or fund Transactions based on the LIBOR Rate;
then the Agent shall suspend the availability of the LIBOR Rate as of the date of such determination or such Buyer’s notice, whereupon all Open Transactions and any new Transactions shall automatically be converted to have a Pricing Rate equal to the Alternate Base Rate plus the LIBOR Margin; provided that in all events the Pricing Rate shall not be less than four and one-half percent (4.50%) except for those Open Transactions or any new Transactions for which Seller elects to apply the Balance Funded Rate pursuant to Section 5.2 of this Agreement.
     2.11 Facility Fee; Non-Use. Section 9.1 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     9.1. Facility Fee; Non-Usage Fee. The Seller agrees to pay to the Agent (for Pro Rata distribution to the Buyers) a facility fee (the “Facility Fee”) in an amount equal to the sum of one quarter of one percent (0.25%) per annum of the Maximum Aggregate Commitment for the period from the Effective Date to the Termination Date, computed for each calendar month or portion thereof from the Effective Date until the date this Agreement terminates in accordance with its terms. If the average Aggregate Outstanding Purchase Price is less than 50% of the Maximum Aggregate Commitment for any month, the Seller further agrees to pay to the Agent (for pro rata distribution to the Buyers) a non-usage fee (the “Non-usage Fee”) in an amount determined by applying a rate of 0.25% per annum to the average daily amount by which the Maximum Aggregate Commitment exceeds the average Aggregate Outstanding Purchase Price, computed for each calendar month or portion thereof from the Effective Date to the date this Agreement terminates in accordance with its terms. The Facility Fee and the Non-Usage Fee shall be payable monthly in arrears and shall be due no later than two (2) Business Days after the Agent bills the Seller therefor, in accordance with Section 12.2. If the Maximum Aggregate Commitment shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement between the Buyers and the Seller (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee and the Non-Usage Fee shall be required), the amount of the Facility Fee and the calculation of the Non-Usage Fee shall be adjusted as of the date of such change. The Facility Fee and the Non-Usage Fee are compensation to the Buyers for committing to make funds available for revolving purchases of Eligible Loans on the terms and subject to the conditions of this Agreement, and are not compensation for the use or forbearance or detention of money. Each calculation by the Agent of the amount of the Facility Fee and the Non-Usage Fee shall be conclusive and binding absent manifest error.
     2.12 Representations and Warranties Relating to the Specific Transactions. Section 15.4(e) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     (e) for each Mortgage Loan being offered as a Wet Loan, the complete File for such Mortgage Loan, including all Basic Papers and all Supplemental Papers, is or will be in the possession of either that Mortgage Loan’s closer, or the Seller, its Basic Papers are in the process of being delivered to the Custodian and such Basic Papers will be delivered to the Custodian on or before five (5) Business Days after the Purchase Date specified above;
     2.13 MERS Covenants. Section 16.17(e) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     (e) register each Purchased Loan in the MERS System and designate the Agent as “interim funder” of such Purchased Loan no later than three (3) Business Days after it is purchased or deemed purchased hereunder;
     2.14 Tangible Net Worth Ratio. Section 17.13 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     17.13. Tangible Net Worth Ratio. At all times, the ratio of (i) Total Liabilities to (ii) Adjusted Tangible Net Worth shall not be more than 10.0 to 1.0.
     2.15 Other Warehousing and Repurchase Facilities. Article 17 of the Repurchase Agreement is hereby amended by adding the following Section 17.21 immediately after Section 17.20:

     17.21. Other Warehousing and Repurchase Facilities. Notwithstanding anything to the contrary herein or any other Repurchase Document, the Seller shall not enter into, amend or assume any mortgage loan repurchase or warehouse loan transaction to which any of the Buyers is not a party, if such agreement includes (or, in the case of an amendment, will thereafter include) one or more Additional Covenants or Additional Pricing Terms, unless, concurrently with the consummation of such transaction, this Agreement shall have been amended to include such Additional Covenants or Additional Pricing Terms. Notwithstanding anything to the contrary in this Section 17.21, the covenants in this Section 17.21 shall not apply to the terms or covenants of any mortgage loan repurchase or warehouse loan transaction effective on or before the date of the First Amendment.
     2.16 Events of Default. Clauses (d) and (e) of Section 18.1 of the Repurchase Agreement are hereby amended and restated in their entireties to read as follows:
     (d) Any covenant contained in Sections 16.1, 16.4, 16.17 or 17 shall have been breached.
     (e) Except as provided elsewhere in this Section 18.1, any covenant contained in Section 16 shall have been breached in any material respect, or any other covenant or agreement contained in any Repurchase Document is breached in any material respect, and in each case, such breach is not cured within fifteen (15) calendar days of the earlier of Seller’s knowledge of such breach or Seller’s receipt of notice of such breach from any source; provided, that in the case of covenants made with respect to the Purchased Loans, such circumstance shall not constitute an Event of Default if, after determining the Purchase Value of the Purchased Loans without taking into account the Purchased Loans with respect to which such circumstance has occurred, no other Event of Default shall have occurred and be continuing.
     2.17 Liability for Interest. Section 18.6 of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     18.6. Liability for Interest. To the extent permitted by applicable law, the Seller shall be liable to the Buyers for interest on any amounts owing by the Seller hereunder, from the date the Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by the Seller or (ii) satisfied in full by the exercise of the Buyer’s rights hereunder. Interest on any sum payable by the Seller under this Section 18.6 shall be at a rate equal to the greater of the Pricing Rate for the relevant Transaction or the Alternate Base Rate.
     2.18 Assignments. Section 22.17(b)(1) of the Repurchase Agreement is hereby amended and restated in its entirety to read as follows:
     (1) except in the case of an assignment to a Buyer or a Buyer Affiliate or an assignment of the entire remaining amount of the assigning Buyer’s Committed Sum, no such assignment shall be in an amount less than Five Million Dollars ($5,000,000), unless each of the Agent and (unless a Default or Event of Default has occurred and continuing) the Seller consents thereto,
     2.19 Approved Investors. Schedule AI to the Repurchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit A to this Amendment, which Exhibit A is hereby incorporated into the Repurchase Agreement as Schedule AI thereto.
     2.20 Committed Sums. Schedule BC to the Repurchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit B to this Amendment, which Exhibit B is hereby incorporated into the Repurchase Agreement as Schedule BC thereto.
     2.21 Disqualifiers. Schedule DQ to the Repurchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit C to this Amendment, which Exhibit C is hereby incorporated into the Repurchase Agreement as Schedule DQ thereto.
     2.22 Compliance Certificate. Exhibit C to the Repurchase Agreement is hereby amended and restated in its entirety as set forth on Exhibit D to this Amendment, which Exhibit D is hereby incorporated into the Repurchase Agreement as Exhibit C thereto.
     2.23 Custody Agreement. The last sentence of Section 4.10 of the Custody Agreement is hereby amended and restated in its entirety to read as follows:
     This provision respecting release to the Seller of Files and Loan Papers by the Custodian shall be operative only to the extent that at any time the Custodian shall not have released to the Seller Files or Loan Papers pertaining to more than (i) the Aggregate Outstanding Purchase Price from time to time, or (ii) Two Million Dollars ($2,000,000) in principal of Purchased Loans, whichever is less.
     Section 3. Representations, Warranties, Authority, No Adverse Claim.
     3.1 Reassertion of Representations and Warranties, No Default. The Seller hereby represents and warrants that on and as of the date hereof and after giving effect to this Amendment (a) all of the representations and warranties contained in the Repurchase Agreement are true, correct and complete in all respects as of the date hereof as though made on and as of such date, except for changes permitted by the terms of the Repurchase Agreement, and (b) there will exist no Default or Event of Default under the Repurchase Agreement, as amended by this Amendment, on such date which has not been waived by the Buyers.
     3.2 Authority, No Conflict, No Consent Required. The Seller represents and warrants that the Seller has the power and legal right and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment by proper corporate action and none of the agreements contained herein contravene or constitute a default under any agreement, instrument or indenture to which the Seller is a party or a signatory or any provision of the Seller’s Articles of Incorporation, Bylaws or any other agreement or requirement of law, or result in the imposition of any Lien on any of its property under any agreement binding on or applicable to the Seller or any of its property except, if any, in favor of the Buyers. The Seller represents and warrants that no consent, approval or authorization of or registration or declaration with any Person, including but not limited to any governmental authority, is required in connection with the execution and delivery by the Seller of this Amendment or the performance of obligations of the Seller herein described, except for those which the Seller has obtained or provided and as to which the Seller has delivered certified copies of documents evidencing each such action to the Buyers.
     3.3 No Adverse Claim. The Seller hereby warrants, acknowledges and agrees that no events have taken place and no circumstances exist at the date hereof which would give the Seller a basis to assert a defense, offset or counterclaim to any claim of the Agent or the Buyers with respect to the Seller’s obligations under the Repurchase Agreement as amended by this Amendment.
     Section 4. Conditions Precedent. The effectiveness of the waivers and amendments hereunder shall be subject to satisfaction of the following conditions precedent:
     4.1 The Agent shall have received the following documents in a quantity sufficient that the Seller and each Buyer may each have a fully executed original of each such document:
     (a) this Amendment duly executed by the Seller, the Agent and the Buyers;
     (b) a fee letter in form and substance satisfactory to the Agent, duly executed by the Agent and the Seller;
     (c) a Reaffirmation of Subordination Agreement, in form and substance satisfactory to the Agent, duly executed by NVR Funding III, Inc.;
     (d) a certificate of the Secretary or an Assistant Secretary of the Seller certifying (i) that there has been no change to Seller’s Articles of Incorporation or Bylaws since copies of the same were delivered to the Agent on August 5, 2008; (ii) as to a copy attached thereto of resolutions authorizing the execution, delivery and performance of this Amendment; and (iii) the names, incumbency and specimen signatures of the persons authorized to execute this Amendment on behalf of the Seller; and
     (e) such other documents as the Agent may reasonably request.
     4.2 The Seller shall have paid any outstanding Agent’s Fees and any other fees then due under Section 9 of the Repurchase Agreement
     Section 5. Miscellaneous.
     5.1 Ratifications. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Repurchase Agreement and the other Repurchase Documents and except as expressly modified and superseded by this Amendment, the terms and provisions of the Repurchase Agreement and each other Repurchase Document are ratified and confirmed and shall continue in full force and effect.
     5.2 Survival. The representations and warranties made by the Seller in this Amendment shall survive the execution and delivery of this Amendment.

     5.3 Reference to Repurchase Agreement. Each of the Repurchase Documents, including the Repurchase Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Repurchase Agreement as amended hereby, are hereby amended so that any reference in such Repurchase Documents to the Repurchase Agreement shall mean a reference to the Repurchase Agreement as amended and modified hereby.
     5.4 Applicable Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York as applicable to the Repurchase Agreement.
     5.5 Successors and Assigns. This Amendment is binding upon and shall inure to the benefit of the Agent, the Buyers, the Seller and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations hereunder without the prior written consent of each of the Buyers.
     5.6 Counterparts. This Amendment may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument.
     5.7 Headings. The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.
     5.8 ENTIRE AGREEMENT. THIS AMENDMENT AND THE OTHER REPURCHASE DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO, AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of This Page Intentionally Left Blank]

     In witness whereof the parties have caused this Amendment to be executed as of the date first written above.

NVR MORTGAGE FINANCE, INC., as Seller
By:	/s/ William J. Inman
Name:	William J. Inman
Title:	President

U.S. BANK NATIONAL ASSOCIATION, as Agent and as a Buyer
By:	/s/ Kathleen Connor
Name:	Kathleen Connor
Title:	Vice President

BANK OF AMERICA, N.A., as a Buyer
By:	/s/ Shelly Harper
Name:	Shelly Harper
Title:	Senior Vice President

COMERICA BANK, as a Buyer
By:	/s/ Heather Slapak
Name:	Heather Slapak
Title:	Vice President

Signature Page to First Amendment to Master Repurchase Agreement

EXHIBIT A
TO FIRST AMENDMENT
SCHEDULE – AI
To Master Repurchase Agreement
APPROVED INVESTORS

Agency Conforming and
Government Loans	40 Year Mortgage Loans	Jumbo Loans
Astoria Federal Savings and Loan	Astoria Federal Savings and Loan
Bank of America	Bank of America	Bank of America
Chase Manhattan Mortgage	Chase Manhattan Mortgage	Chase Manhattan Mortgage
Citimortgage, Inc.	Citimortgage, Inc.	Citimortgage, Inc.
Dollar Bank FSB	Dollar Bank FSB
Fannie Mae (FNMA)	Fannie Mae (FNMA)	Fannie Mae (FNMA)
Freddie Mac (FHLMC)	Freddie Mac (FHLMC)	Freddie Mac (FHLMC)
GMAC-RFC	GMAC-RFC
Ginnie Mae (GNMA)	Ginnie Mae (GNMA)
JPMorgan Chase	JPMorgan Chase	JPMorgan Chase
Lake Michigan Credit Union	Lake Michigan Credit Union
Sun Trust Bank	Sun Trust Bank	Sun Trust Bank
Wells Fargo	Wells Fargo	Wells Fargo
Delaware State Housing Authority	Delaware State Housing Authority
Kentucky Housing Corp.	Kentucky Housing Corp.
Ohio Housing Finance Agency	Ohio Housing Finance Agency
Housing Opportunities Commission	Housing Opportunities Commission
Maryland Community Development	Maryland Community Development
Michigan Housing Finance	Michigan Housing Finance
New Jersey Housing Finance	New Jersey Housing Finance
North Carolina Housing Finance	North Carolina Housing Finance
Pennsylvania Housing Finance	Pennsylvania Housing Finance
South Carolina Housing Finance	South Carolina Housing Finance
State of New York Mortgage Agency	State of New York Mortgage Agency
Tennessee Housing Finance	Tennessee Housing Finance
USDA Rural Development
Virginia Housing Finance	Virginia Housing Finance
West Virginia Housing Finance	West Virginia Housing Finance
All additional state funded bond programs	All additional state funded bond programs

AI-1

EXHIBIT B
TO FIRST AMENDMENT
SCHEDULE BC
To Master Repurchase Agreement
The Buyers’ Committed Sums
(in dollars)

Buyer	Committed Sum
U.S. Bank National Association	$45,000,000
Bank of America, N.A.	$30,000,000
Comerica Bank	$25,000,000

Maximum Aggregate Commitment	$100,000,000

BC-1

EXHIBIT C TO
FIRST AMENDMENT
SCHEDULE DQ
TO MASTER REPURCHASE AGREEMENT
DISQUALIFIERS
     “Disqualifier” means any of the following events; after the occurrence of any Disqualifier, unless the Agent shall have waived it, or declared it cured, in writing, the Market Value of the affected Purchased Loan shall be deemed to be zero, and the Agent shall be deemed to have marked such Purchased Loan to market:
     1. Any event occurs, or is discovered to have occurred, after which the affected Purchased Loan fails to satisfy any element of the definition of “Eligible Loan” as set forth in this Agreement.
     2. In respect of any Purchased Loan, for any reason whatsoever any of the Seller’s special representations concerning Purchased Loans set forth in Section 15.3 applicable to that type of Purchased Loan shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectability of that Purchased Loan, considered either by itself or together with other Purchased Loans.
     3. Any Purchased Loan shall become In Default.
     4. Five (5) Business Days shall have elapsed after the Purchase Date upon which a Wet Loan has been sold to the Buyers without all of the Wet Loan’s Basic Papers having been received by the Custodian.
     5. For any Purchased Loan, any Basic Paper shall have been sent to the Seller or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before ten (10) Business Days after it was so sent to the Seller.
     6. Any Purchased Loan shall be assumed by (or otherwise become the liability) of, or the real property securing it shall become owned by, any corporation, partnership or any other entity that is not a natural person or a trust for natural persons unless payment in full of such Purchased Loan is guaranteed by a natural person. The Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
     8. Any Purchased Loan shall be assumed by (or otherwise become the liability of), or the real property securing it shall become owned by, an Affiliate of the Seller or any of the Seller’s or its Affiliates’ directors, managers, members or officers. The Agent, the Buyers and Custodian may rely on the Seller’s representation and warranty that no Purchased Loans have been so assumed by (or otherwise become the liability of) such a Person except as otherwise specified by written notice(s) to the Custodian.
     9. Any Purchased Loan shipped to an Approved Investor shall not be paid for or returned to the Custodian or the Agent (whichever shipped it) on or before forty-five (45) days after it is shipped.
     10. More than 60 days shall have elapsed since the Purchase Date of a Purchased Loan.
     11. Any Purchased Loan that is shipped to the Seller for correction of one or more Basic Papers when the Purchase Value of all Purchased Loans so shipped to the Seller exceeds $2,000,000.
     12. Any Purchased Loan is listed on a Custodian’s Exception Report and the Agent has not exercised its discretion to exclude such Purchased Loan from this list of Disqualifiers under Section 22.5(a) (for avoidance of doubt, this means a Purchased Loan is subject to discrepancies, inconsistencies or has documents that are incomplete).
     13. Three (3) Business Days shall have elapsed after the Purchase Date upon which any Purchased Loan has been sold to Buyers without such Purchased Loan being registered in the MERS System and the Agent being designated as “interim funder” of such Purchased Loan in the MERS System;

EXHIBIT D TO
FIRST AMENDMENT
EXHIBIT C
TO MASTER REPURCHASE AGREEMENT
FORM OF OFFICER’S CERTIFICATE WITH COMPUTATIONS
TO SHOW COMPLIANCE OR NON-COMPLIANCE WITH
CERTAIN FINANCIAL COVENANTS
OFFICER’S CERTIFICATE
AGENT: U.S. Bank National Association
SELLER: NVR MORTGAGE FINANCE, INC.
SUBJECT PERIOD:                      ended                     , 200
DATE:                     , 200
     This certificate is delivered to the Agent and the Buyers under the Master Repurchase Agreement dated as of August 5, 2008 (as supplemented, amended or restated from time to time, the “Current Repurchase Agreement”), among the Seller, the Agent and the Buyers from time to time party thereto. Unless they are otherwise defined in this request, terms defined in the Current Repurchase Agreement have the same meanings here as there.
     The undersigned officer of the Seller certifies to the Agent that on the date of this certificate that:
     1. The undersigned is an incumbent officer of the Seller, holding the title stated below the undersigned’s signature below.
     2. The Seller’s Financial Statements that are attached to this certificate were prepared in accordance with GAAP (except that interim Financial Statements exclude notes to Financial Statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim Financial Statements) present fairly the Seller’s financial condition and results of operations as of ______ for that month (the “Subject Period”) and for the year to that date.
     3. The undersigned officer of the Seller supervised a review of the Seller’s activities during the Subject Period in respect of the following matters and has determined the following:
     (a) except to the extent that a representation or warranty speaks to a specific date, the representations and warranties of the Seller in the Current Repurchase Agreement and the other Repurchase Documents are true and correct in all material respects, other than the changes, if any, described on the attached Annex A;

Ex C-1

     (b) no event has occurred which could reasonably be expected to have a materially adverse effect on any of the Central Elements of the Seller;
     (c) the Seller has complied with all of its obligations under the Repurchase Documents, other than the deviations, if any, described on the attached Annex A; (c) no Event of Default has occurred that has not been declared by the Agent in writing to have been cured or waived, and no Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Defaults, if any, described on the attached Annex A; and
     (d) compliance by the Seller with the financial covenants in Sections 17.12, 17.13, 17.14 and 17.15 of the Current Repurchase Agreement is accurately calculated on the attached Annex A.

NVR MORTGAGE FINANCE, INC.

By:

Name:

Title:

Ex C-2

ANNEX A TO OFFICER’S CERTIFICATE
     1. Describe deviations from compliance with obligations, if any — clause 3(a) of attached Officer’s Certificate — if none, so state:
     2. Describe Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:
     3. Calculate compliance with covenants in Section 17.12 through 17.15 of attached Officer’s Certificate:
     (a) Section 17.12. The Seller’s Adjusted Tangible Net Worth as of                      is $                     (the minimum under Section 17.12 is $14,000,000.)
Adjusted Tangible Net Worth

Consolidated Assets:	$

Minus Debt (excluding Qualified Subordinated Debt):	$

Minus Contingent Indebtedness:	$

Minus Intangible Assets:	$

ADJUSTED TANGIBLE NET WORTH:	$

     (b) Section 17.13. The ratio of Seller’s to Total Liabilities to Adjusted Tangible Net Worth of the Seller on a consolidated basis with its Subsidiaries, measured monthly is ___ to 1.0 (the maximum ratio under Section 17.13 is 10.0:1.00.)

Leverage Ratio

Total Liabilities (excluding Qualified Subordinated Debt):	$

Adjusted Tangible Net Worth:	$

LEVERAGE RATIO:	To 1
     (c) Section 17.14. The Seller’s Pre-FAS 133 Net Income measured at the end of ___ for the twelve consecutive months then ended is $___(the minimum under Section 17.14 is $2,000,000.)
Pre-FAS 133 Net Income

Consolidated Net Income (in accordance with GAAP):	$

Plus/Minus FAS-133 Adjustment
(calculated as of the end of the most recent fiscal quarter)	$

Plus/Minus Tax Adjustment	$

PRE-FAS 133 NET INCOME:	$

     (d) Section 17.15. The Seller’s liquidity (unrestricted cash, Cash Equivalents and unused portion of the Maximum Aggregate Commitment), for the month ended ___, 200 ___ was $___ (the minimum under Section 17.15 is $7,500,000).
Liquidity

Unencumbered cash and cash equivalents:	$

Plus Unused availability against Purchased Loans (Purchase Value – Purchase Price):	$

LIQUIDITY:	$

     4. Describe and give details regarding (i) notices received by Seller requesting or demanding that Seller repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Seller to any Investor or other Person pursuant to any express or implied repurchase or indemnity obligation as per Section 16.5(b), and (ii) actual repurchase and indemnity payments made by Seller to any Person. (attach schedule or explanation